UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

__________

Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02            Termination of a Material Definitive Agreement

On November 4, 2014, Premier Exhibition Management, LLC (the “Company”), a subsidiary of Premier Exhibitions, Inc., entered into a License with Twentieth Century Fox Licensing & Merchandising, a division of Fox Entertainment Group, Inc., as administrator for Twentieth Century Fox Film Corporation (“FOX”) to produce one (1) exhibition based on the Ice Age series of films. The initial term of the Agreement was five (5) years from the opening date of the first exhibition. The Company had one (1) five (5) year option to renew the term which is subject to the Company’s full compliance with its obligations under the agreement.

The exhibition would feature the artwork, characters, stories, and creative elements of the following four (4) theatrical motion pictures: “ICE AGE,” “ICE AGE: THE MELTDOWN,” “ICE AGE: DAWN OF DINOSAURS,” and “ICE AGE: CONTINENTAL DRIFT.” PEM planned to present the exhibition at museums, science centers and exhibition centers throughout the world. PEM was required to open the exhibit by March 31, 2016 and FOX had the right to terminate the agreement if the first exhibit is not opened by that date.

Pursuant to the Exhibition License Agreement, the Company would produce and present the exhibition and operate a merchandise store for exhibition related products. The production costs were to be funded by the Company. The exhibit has a minimum production budget of $3,000,000.

Pursuant to the agreement FOX was entitled to be paid a non-refundable guarantee of $2 million paid as follows: an advance totaling $750,000, paid upon the mutual execution of the agreement; $450,000 payable on or before March 31, 2018; $400,000 payable on or before March 31, 2019; and $400,000 payable on or before March 31, 2020. The Company would also pay FOX ten (10%) percent royalties on gross ticket and merchandise sales, after deduction of taxes, credit card processing fees, and customer returns (the “Royalty”), which would be recoupable against the advance. Fox would also receive thirty percent (30%) of sponsorship revenue after expenses of fulfillment if FOX initiates the sponsorship, or twenty percent (20%) of the sponsorship revenue after expenses of fulfillment if the Company initiates the sponsorship.

On June 13, 2016, the Company and FOX entered into an Amendment to Exhibition License Agreement and Assignment Agreement, pursuant to which (a) the Company assigned all of its rights, liabilities and obligations to AWC AG, (b) the Company was released by FOX and AWC AG from any and all claims, liabilities and obligations under the Exhibition License Agreement, and (c) the Company’s agreed to pay a $50,000 transfer fee. Including the transfer fee, the Company has paid $800,000 to FOX pursuant to these agreements, and is released from the remaining $1.25 million of license fees due to FOX.

This summary does not purport to be complete and is qualified by reference to the full text of the Exhibit Promoter Agreement and the Amendment to Exhibition License Agreement and Assignment Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael Evans submitted his resignation from the Board of Directors of the Company on June 13, 2016. Mr. Evans resigned from the Board as a result of demands related to other on-going business activities.

On June 17, 2016, Jerome Henshall was appointed to the Board of Directors of the Company (the “Board”). Mr. Henshall is an “independent” director pursuant the rules of the Security and Exchange Commission and has been appointed to the Audit Committee of the Board. Mr. Henshall qualifies as an “audit committee financial expert” and will chair the Audit Committee.

Mr. Henshall will receive standard non-employee director compensation. Mr. Henshall was not selected as a director pursuant to any arrangement or understanding with any other person and does not have any other reportable transactions under Item 404(a) of Regulation S-K.

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment to Exhibition License Agreement and Assignment Agreement between Twentieth Century Fox Licensing & Merchandising, a division of Fox Entertainment Group, Inc., as administrator for Twentieth Century Fox Film Corporation and Premier Exhibition Management LLC dated June 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

	By:	/s/ Michael Little
Michael Little
Chief Financial Officer

Date: June 17, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amendment to Exhibition License Agreement and Assignment Agreement between Twentieth Century Fox Licensing and Merchandising, a division of Fox Entertainment Group, Inc. as administrator for Twentieth Century Fox Film Corporation and Premier Exhibition Management LLC dated June 13, 2016